Exhibit 21.1

SUBSIDIARIES OF FLUIDIGM CORPORATION

Subsidiaries of Fluidigm Corporation (Delaware):

Fluidigm K.K. (Japan)

Fluidigm Europe, B.V. (Netherlands)

Fluidigm Singapore Pte. Ltd. (Singapore)

Subsidiaries of Fluidigm Europe, BV (Netherlands):

Fluidigm France SARL (France)

Fluidigm UK Limited (United Kingdom)